Exhibit 99.1

               Genesee & Wyoming Inc. Announces Completion of
                        Investment in Bolivian Railroad

Greenwich, CT, November 6, 2000 /PRNewswire/-- Genesee & Wyoming Inc. ("GWI") (Nasdaq:GNWR) announced today that the Company has completed its previously announced investment in Empresa Ferroviaria Oriental, S.A. (the "Oriental"), a railroad serving eastern Bolivia and connecting to railroads in Argentina and Brazil. For the nine months ended September 30, 2000, Oriental reported revenue of $23.6 million, earnings before interest, taxes, depreciation and amortization of $12.3 million and net income of $6.2 million under local accounting standards.

The investment provides GWI with an indirect 22.55% equity interest in the Oriental and was made through a 90% owned subsidiary, Genesee & Wyoming Bolivia SRL ("GWB"), which is 10% owned by UniRail, LLC. GWI's portion of the Oriental investment is composed of $6.66 million in cash, the assumption of non-recourse debt of $10.8 million at an interest rate of 7.67%, and a non-interest bearing contingent payment of $450,000 due in 3 years if certain financial results are achieved. GWB will also be entitled to its portion of Oriental's annual cash dividend for the fiscal year ending December 31, 2000, which will be distributed early in 2001. GWB will account for its investment in Oriental under the equity method of accounting.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Australia, Mexico and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. In 1999, GWI marked the one-hundredth anniversary of its founding as a 14-mile railroad in upstate New York. The Company today operates in five countries on three continents over 4,495 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements. In October 2000, the Company was ranked 99th on Forbes magazine's list of the 200 best small companies in America.

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. We refer you to the documents that Genesee & Wyoming Inc. files from time to time with the Securities and Exchange Commission, such as the Company's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

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SOURCE  Genesee & Wyoming Inc.                                 11/6/2000

    /CONTACT: John C. Hellmann, Chief Financial Officer of Genesee & Wyoming Inc., 203-629-3722/
    /Web site:  http://www.gwrr.com/
    (GNWR)